Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT TEMPEST THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

THIS EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is entered into as of this 18th day of July 2025 (the “Effective Date”), by and between NOVATIM IMMUNE THERAPEUTICS (ZHEJIANG) CO., LTD., a company organized and existing under the laws of the People’s Republic of China (“Licensor”), and ERIGEN LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Licensee”). Licensor and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor owns or controls certain Licensed Technology (as defined herein);

WHEREAS, Licensee desires to receive from Licensor certain rights to the Licensed Technology in order that Licensee may develop and commercialize Licensed Products in the Licensed Territory (as such terms are defined herein); and

WHEREAS, in furtherance of the foregoing, Licensor agrees to grant such rights to Licensee, and Licensee agrees to use its Commercially Reasonable Efforts (as defined herein) to develop and make commercially available one or more Licensed Products in accordance with this Agreement for commercial exploitation in the Field and in the Licensed Territory (as such terms are defined herein).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1
Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:

1.1.
“Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.2.
“Agreement” has the meaning set forth in the Preamble.
1.3.
“Applicable Law” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries that may be in effect from time to time and applicable to a Party’s obligations or exercise of its rights under this Agreement.
1.4.
“Allogeneic Products” means allogeneic CAR-T therapies derived from Licensor’s proprietary platforms, including technologies based on KQ-2003 and KQ-2206.

1.5.
“Autologous Products” means all Licensed Products comprising autologous CAR-T cells, including, without limitation, KQ-2003 (autologous BCMA/CD19 dual-targeting CAR-T) and KQ-2206 (autologous CD70/CD70 dual-targeting CAR-T).
1.6.
“BLA” means a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.
1.7.
“Calendar Quarter” means each of the following three (3) month periods during each year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.
1.8.
“Combination Product” means any product comprising a combination of (a) a Licensed Product and (b) any active ingredient(s) (other than a Licensed Product) for which rights are not included in the licenses granted under this Agreement but, with respect to the item(s) in (b) of this Section 1.8, which may each or collectively [***] (an “Other Product”).
1.9.
“Commercially Reasonable Efforts” means, with respect to the performance of activities hereunder by or on behalf of a Party, the carrying out of such activities using commercial and business efforts and resources [***] in the development, manufacture and commercialization of products similar to the Licensed Products would typically devote to such activities, [***].
1.10.
“Competitive Infringement” means, on a Licensed Product-by-Licensed Product and country-by-country basis, where the making, using, selling, offering for sale, or importing, by any third party (other than any Sublicensee or authorized purchaser or other authorized transferee of a Party with respect to such Licensed Product), of such Licensed Product is Covered by at least one Valid Claim.
1.11.
“Confidential Information” means all Information disclosed by or on behalf of one Party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually, electronically, in writing or in other tangible or intangible form, that relates to Licensed Technology, Licensed Products, or this Agreement. Notwithstanding the foregoing, the following information shall not constitute “Confidential Information”: (a) information lawfully in the receiving Party’s possession or control prior to the time it received the information from the disclosing Party; (b) information developed by the receiving Party independently of, and without reference to, the Confidential Information of the disclosing Party; (c) information that was, at the time it was disclosed to or obtained by the receiving Party, or thereafter became, available to the public through no act or omission of the receiving Party; and (d) information lawfully obtained by the receiving Party from a third party with the right to disclose such information free of any obligations of confidentiality.
1.12.
“Control” or “Controlled by” means, in the context of a license to or ownership of Intellectual Property, the ability on the part of a Party to grant access to or a license or sublicense of such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement between such Party and any Third Party existing at the time such Party would be required hereunder to grant such access or license or sublicense.
1.13.
“Cover” or “Covered” means that the use, manufacture, sale, offer for sale, research, development, commercialization, or importation of the subject matter in question (including a chemical or biologic agent, or a process) by an unlicensed entity would infringe a granted Valid Claim (or, in the case

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of a pending Valid Claim that has not yet been granted, would infringe such Valid Claim if it were to be granted in its then-current form) of a Licensed Patent.

1.14.
“Effective Date” has the meaning set forth in the Preamble.
1.15.
“Exploit” and “Exploitation” mean to make, have made, research, develop, manufacture, use, sell, have sold, offer for sale, commercialize, distribute, import and/or export.
1.16.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.17.
“Field” means all fields.
1.18.
“First Commercial Sale” means, following Regulatory Approval in a particular jurisdiction, the first arm’s-length sale or other transfer for value of a Licensed Product by or on behalf of Licensee, or an Affiliate or Sublicensee, to an unrelated third party in such jurisdiction.
1.19.
“IND” means an Investigational New Drug Application (or the foreign equivalent thereof) filed with the FDA required for the initiation of clinical trials in humans for the applicable Licensed Product in the United States.
1.20.
“Information” means all information, know-how, data, results, technology, materials, scientific, business or financial information of any type whatsoever, in any tangible or intangible form, provided by or on behalf of one Party to the other Party, either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that otherwise relates to the Licensed Technology or the Licensed Products, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.
1.21.
“Improvement(s)” means any invention, discovery, advancement, development, or creation which is invented, developed, authored, created, or reduced to practice by or on behalf of Licensor or its Affiliates (or any of their respective personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) them) that is an improvement, modification or enhancement to the Licensed Technology or Licensed Products.
1.22.
“Improvement Patents” means the Patents claiming any of the Improvements, and any reissue, divisional, continuation, continuation-in-part or reexamination certificate thereof. During the Term, all Improvement Patents shall be set forth in Exhibit C.
1.23.
“Intellectual Property” means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, post-grant proceeding, utility model, certificate of invention and design patents, applications, registrations and applications for registration, and any equivalent in any jurisdiction; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof, including all moral rights; (D) Information, inventions, trade secrets and confidential information, whether patentable or non-

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patentable and whether or not reduced to practice, Know-How, show-how, manufacturing and product processes and techniques, batch records, bills of materials, material and process risk assessments and other quality documentation, research and development information, notebooks, formulae, diagrams, technical and engineering specifications, business and marketing plans and customer and supplier lists and other information; (E) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and (F) copies and tangible embodiments thereof.

1.24.
“Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes (including quality documentation), regulatory filings (including drafts) and regulatory approvals.
1.25.
“Licensed Know-How” means all Know-How and other Information Controlled by Licensor or its Affiliates as of the Effective Date and/or that may become Controlled by Licensor or its Affiliates during the Term, in each case that are necessary or useful to Exploit Licensed Products in the Field in the Licensed Territory.
1.26.
“Licensed Patents” means all Patents Controlled by Licensor and/or its Affiliates as of the Effective Date and during the Term, and that are necessary or useful for Exploiting Licensed Products in the Field and in the Licensed Territory, including those Patents set forth on Exhibit B and any Improvement Patents.
1.27.
“Licensed Product” means any product incorporating, derived from or made using the Licensed Technology.
1.28.
“Licensed Technology” means the Licensed Patents and Licensed Know-How, collectively.
1.29.
“Licensed Territory” means the entire world, excluding Greater China, India, Turkey, and Russia.
1.30.
“Licensee” means Erigen LLC.
1.31.
“Licensor” means Novatim Immune Therapeutics (Zhejiang) Co., Ltd.
1.32.
“Licensor Territory” means Greater China.
1.33.
“MAA” means any new drug application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical product (including a biopharmaceutical product) in such country or jurisdiction (and any amendments thereto), including all New Drug Applications (NDA) or equivalent submitted to the FDA in the United States in accordance with the PHSA, BLA submitted to the FDA in the United States in accordance with the United States Food Drug and Cosmetics Act, or any analogous application or submission with any Regulatory Authority outside of the United States.
1.34.
“Net Sales” means gross amounts invoiced or otherwise received for Licensee’s, its Affiliates’, or Sublicensees’ sales of Licensed Products, less the sum of the following: [***].

The sale of a Licensed Product by a selling party to another selling party for resale by such selling party to a third party shall not be deemed a sale for the purposes of this definition of “Net Sales,” provided, however, that the final resale in any such chain is included in the computation of “Net Sales” by the last selling party that resells such Licensed Product. Failure by the last selling party to report final resale for Licensor to

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calculate the royalties, within [***] shall entitle Licensor to [***]. [***].The gross amounts invoiced and all permitted deductions shall be determined in accordance with the selling party’s usual and customary accounting methods, which are in accordance with U.S. generally accepted accounting principles (GAAP) or international financial reporting standards, in either case, consistently applied, provided that Licensor shall have the right to audit and verify such records upon reasonable prior notice in accordance with Section 5.4.

On a country-by-country basis, if a Licensed Product is sold in a country as part of a Combination Product, Net Sales of such Licensed Product for the purpose of determining royalties due hereunder shall be calculated as follows:

(i)
In the event that both (x) the Licensed Product is sold separately in finished form in such country during a Calendar Quarter and (y) the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, then Net Sales of such Licensed Product shall be determined by [***].
(ii)
In the event that the Licensed Product in such Combination Product is sold separately in finished form in such country during a Calendar Quarter, but the Other Product(s) in such Combination Product are not sold separately in finished form in such country during such Calendar Quarter, then Net Sales of such Licensed Product shall be calculated by [***].
(iii)
In the event that the Licensed Product in such Combination Product is not sold separately in finished form in such country during a Calendar Quarter, but the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, Net Sales of such Licensed Product shall be calculated by [***].

(iv)
In the event that neither the Licensed Product in such Combination Product is sold separately in finished form in such country during a Calendar Quarter, nor the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, then the fair market value of the Licensed Product and such Other Product(s) shall be [***].
1.35.
“Other Product” has the meaning set forth in Section 1.6.
1.36.
“Party” or “Parties” has the meaning set forth in the Preamble.
1.37.
“Patent” means all patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.
1.38.
“Phase 1 Clinical Trial” means a clinical trial of a pharmaceutical product (including a biopharmaceutical product) with the primary endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(a) and its successor regulation or equivalents in other jurisdictions.
1.39.
“Phase 2 Clinical Trial” or “Phase 2b Clinical Trial” means a clinical trial of a pharmaceutical product (including a biopharmaceutical product) the principal purpose of which is to evaluate the effectiveness of such product in a human population and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(b) and its successor regulation or equivalents in other jurisdictions.

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1.40.
“Phase 3 Clinical Trial” means a clinical trial (or any arm thereof) of a pharmaceutical product (including a biopharmaceutical product) on a sufficient number of patients, which trial the FDA or equivalent Regulatory Authority in other jurisdictions permits to be conducted under an open IND and is designed to: (a) establish that such pharmaceutical product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed; and (c) support the filing of an MAA with a Regulatory Authority for such pharmaceutical product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.
1.41.
“Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of new drug applications, supplements and amendments, pre- and post- approvals, pricing and third-party reimbursement approvals, and labeling approvals) of any Regulatory Authority that are necessary for the use, development, manufacture, and commercialization of a pharmaceutical product in a regulatory jurisdiction.
1.42.
“Regulatory Authority” means, with respect to a given country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of a Regulatory Approval.
1.43.
“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing on the First Commercial Sale of a Licensed Product in a country of the Licensed Territory, and ending on the date that the cumulative Royalty on Net Sales payable hereunder equals Eight Hundred Million USD ($800,000,000). Notwithstanding the foregoing, if at any time after the First Commercial Sale in a particular country, sales of the Licensed Product in such country are permanently prohibited due to the Licensed Product’s infringement of a third party’s patent, then the Royalty Term with respect to such Licensed Product in that country shall terminate immediately and no further Royalty on Net Sales shall be payable with respect to Net Sales in such country from the date of such prohibition or restriction. However, Licensor shall be entitled to all Royalties on Net Sales accrued prior to that date.
1.44.
“Sublicensee” means a third party granted a sublicense to any of the rights granted to Licensee under Section 2.1 of this Agreement.
1.45.
“Term” has the meaning set forth in Section 7.1.
1.46.
“Valid Claim” means (a) a claim of a granted and unexpired Licensed Patent that (i) has not been rejected, revoked, or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal is or can be taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a claim included in a pending patent application which is a Licensed Patent that (i) has not been pending for more than [***] (provided, however that for purposes of clarity, in the event such pending claim is subsequently granted, then such claim shall again be a Valid Claim as of the date of grant of such claim) or (ii) has not been finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken).

Section 2
Licenses

2.1.
License Grant. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), royalty-bearing (subject to Section 5.1.2), non-transferrable (except in accordance with Section 11.2) license, with the right to grant sublicenses pursuant to Section 2.2, under the Licensed Technology to Exploit Licensed Products in the Field and in the Licensed Territory.

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2.2.
Sublicensing. Licensee may sublicense the rights granted to it under Section 2.1 through multiple tiers [***]. Each such sublicense shall be in writing and contain terms not inconsistent with the terms and conditions of this Agreement applicable to the licenses granted to Licensee hereunder. In each case, Licensee will be responsible for the performance of its Sublicensees relevant to this Agreement, including, without limitation, making full amount of any payments due hereunder in a timely manner in accordance with the terms and conditions provided for hereunder. For the avoidance of doubt, contract research organizations, contract manufacturing organizations, distribution partners and similar third parties to which Licensee or Sublicensees delegate development, manufacturing or commercialization activities relating to Licensed Products may perform such development, manufacturing or commercialization activities on behalf of Licensee or such Sublicensees without a sublicense of the rights granted to Licensee hereunder. Licensor shall have the right to [***] and following which [***] Licensee shall [***].
2.3.
No Additional Rights.
2.3.1.
No Grant of Other Technology or Patent Rights.

Each Party understands and acknowledges that the other Party owns its own Intellectual Property and all rights therein. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license, or be deemed to obtain any ownership interest or license, in or to any Intellectual Property of the other Party, including, but not limited to, items Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing. No licenses are implied by Licensor to Licensee, except as specifically stated in this Agreement. Except as explicitly set forth in this Agreement, Licensor shall not be deemed by estoppel or implication to have granted Licensee any license or other right to any Intellectual Property of Licensor or its Affiliates.

2.4.
Right of First Negotiation.

Licensor is willing to explore potential collaboration with Licensee to Exploit Allogeneic Products and in vivo CAR-T Licensed Products in the Field and in the Licensor Territory, particularly in connection with [***]. In furtherance of the foregoing, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee a right of first negotiation to negotiate with Licensor for a license to Exploit such Allogeneic Products and in vivo CAR-T Licensed Products in the Field and in the Licensor Territory (the “ROFN”). If Licensor intends to license the right to Exploit Allogeneic Products and/or in vivo CAR-T Licensed Products in the Field and in the Licensor Territory to a third party, Licensor will first provide Licensee with prompt written notice of such intent and information necessary or useful to evaluate such an opportunity (the “ROFN Notice”). Licensee will have [***] after receiving the ROFN Notice to review such information and provide Licensor written notice that it wishes to exercise the ROFN. If Licensee timely exercises the ROFN, then Licensor and Licensee will negotiate in good faith, for a period [***], commercially reasonable terms and conditions of a license to Exploit such Allogeneic Products and in vivo CAR-T Licensed Products in the Field and in the Licensor Territory.

Section 3
Governance

3.1.
Joint Steering Committee. Within [***], the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the purposes of (a) overseeing and effectuating the Technology Transfer to Licensee; (b) discussing and coordinating potential collaboration opportunities between the Parties, including the provision of potential support by Licensor to Licensee for the clinical and commercial development of the Licensed Products, including, without limitation, [***]; and (c) serving as a forum for information sharing and to facilitate communications between the Parties with respect to

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research, development and other Exploitation of Licensed Products. The JSC shall be composed of [***] representatives from each Party. Each representative shall have the requisite technical experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the decision-making authority of the JSC. From time to time, each Party may substitute [***] representatives to the JSC on written notice to the other Party.
3.2.
Responsibilities of the JSC. The JSC shall perform the following functions: (a) review and serve as a forum for discussing and coordinating activities related to the development of Licensed Products; (b) review and discuss regulatory filings, applications and submissions related to Licensed Products to any Regulatory Authority, including any material regulatory correspondence; and (c) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
3.3.
JSC Meetings and Minutes. The JSC shall meet at least [***], or at such frequency as otherwise agreed to by the Parties, either in person or by teleconference or videoconference, with the venue of the in-person meetings alternating between locations designated by Licensor and locations designated by Licensee. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items [***].Licensee shall prepare and circulate to Licensor draft minutes of each meeting within [***] for the Parties’ review and approval. The Parties shall agree on the minutes of each JSC meeting promptly, but in no event later than [***]. Each Party will [***]. Each Party may, with the consent of the other Party, which consent shall not be unreasonably withheld, invite a reasonable number of non-voting employees, consultants or scientific advisors to attend the meetings of the JSC, provided such invitees are bound by appropriate confidentiality obligations.
3.4.
JSC Decision-Making. All JSC decisions shall be made by [***]. The presence of [***] constitutes a quorum for the conduct of business at any JSC meeting, and no vote of the JSC may be taken without a quorum present. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JSC representatives of the Parties cannot reach an agreement as to such matter within [***], then either Party may, by written notice to the other Party, have such issue referred to the executive officers for resolution. The Parties’ respective Executive Officers shall discuss within [***] after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [***], [***] on research, manufacturing, development (including conduct of clinical studies and regulatory activities), commercialization and Exploitation of Licensed Products in the Licensed Territory. Without limiting the foregoing, neither Party shall exercise its final decision-making authority to (A) determine any matter or make any decision that is outside of the authority expressly granted to the JSC under this Agreement; or (B) amend the terms and conditions of this Agreement. The Parties intend and agree that all matters within the scope of the JSC’s decision-making authority shall be resolved in accordance with this Section 3.4, and no matter within the scope of the JSC’s authority shall be subject to the dispute resolution mechanisms set forth in Section 10.

Section 4
Due Diligence

4.1.
Regulatory Approval. Licensee will be solely responsible, at Licensee’s expense, for securing any federal, state, or local Regulatory Approval from Regulatory Authorities necessary for commercial sale of Licensed Products in the Field in the Licensed Territory.
4.2.
Licensor Responsibilities.
4.2.1.
Licensor shall [***] and Licensor will [***].
4.2.2.
Licensor shall [***] on [***].

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4.2.3.
Licensor shall, [***]. It shall [***]
4.2.4.
[***], Licensor agrees to effectuate the transfer to Licensee of all Licensed Know-How, including all tangible embodiments or manifestations thereof, and provide such technical assistance and support as reasonably requested by Licensee, [***], to enable Licensee to completely and independently practice the Licensed Technology within the Field (the “Technology Transfer”), [***].
4.3.
Licensee Responsibilities.
4.3.1.
Licensee shall be solely responsible, at its expense, for the commercialization of Licensed Products in the Licensed Territory and Licensee will use Commercially Reasonable Efforts to make commercially available at least one Licensed Product in the Licensed Territory during the Term.
4.3.2.
Licensee shall provide periodic updates on Licensee’s Licensed Product development and commercialization activities in the Licensed Territory to Licensor through the JSC.
4.3.3.
Licensee shall achieve the following milestones specifically for [***]: (a) within [***], Licensee [***]; (b) within [***], Licensee shall [***]; and (c) within [***], Licensee shall [***]. It shall be deemed a material breach of this Agreement and Licensor may elect to terminate this Agreement, but solely with respect to [***], in the event that Licensee’s achievement of the foregoing milestones is delayed by [***], unless the delay is caused by Licensor’s material breach of this Agreement.
4.3.4.
Licensee shall achieve the following milestones specifically for [***]: (a) within [***], Licensee shall [***] for [***]; and (b) within [***], Licensee shall [***]. It shall be deemed a material breach of this Agreement and Licensor may elect to terminate this Agreement, but solely with respect to [***], in the event that Licensee’s achievement of the foregoing milestones is delayed by [***], unless the delay is caused by Licensor’s material breach of this Agreement.
4.4.
Clinical Data Sharing. The Parties agree that all data generated during a Phase 1 Clinical Trial, a Phase 2 Clinical Trial and/or a Phase 3 Clinical Trial of the Licensed Products, including raw clinical data, lab data, and reports (collectively, “Clinical Data”) shall, subject to the obligations of confidentiality set forth herein, be shared upon reasonable written request by the other Party, as follows: (i) the Licensor shall, upon reasonable written request by the Licensee, provide the Licensee with Clinical Data from clinical trials conducted in Greater China or by its affiliates or collaborators outside the Licensed Territory, provided that such Clinical Data is reasonably available and accessible to Licensor, and subject to any third-party confidentiality or cooperation limitations; and (ii) the Licensee shall, upon reasonable written request by the Licensor, provide the Licensor with Clinical Data Controlled by Licensee and resulting from clinical trials conducted or sponsored by Licensee or its Affiliates or collaborators in the Licensed Territory . In each case, the shared Clinical Data shall include, where available, raw datasets (anonymized patient-level data), statistical analysis reports, clinical study protocols, and adverse event reports. Such shared Clinical Data may only be used by Licensor in the Licensor Territory, and by Licensee in the Licensed Territory for the following purposes: (a) regulatory submissions to Regulatory Authorities (e.g., NMPA, FDA, EMA); (b) Licensed Product safety monitoring and pharmacovigilance activities; (c) Licensed Product efficacy assessment and related internal analysis; or (d) joint publications, subject to the mutual written agreement of the Parties.

Section 5
Consideration; Records & Reports

5.1.
Continuing Payments.
5.1.1
[***] Payments.

[***] development or commercial milestones set forth in Section 5.1.1 of Exhibit A [***], Licensee

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shall pay to Licensor the corresponding [***] payment set forth in Section 5.1.1 of Exhibit A (each, a “[***] Payment”), such [***] Payment to be made within [***]. For the avoidance of doubt, in the event that the achievement of [***], then Licensee shall [***]. No [***] Payment [***].

5.1.2
Royalties on Net Sales.

During the applicable Royalty Term, on a [***] basis, Licensee shall pay to Licensor a royalty equal to the percentage of Net Sales set forth in Section 02 of Exhibit A (“Royalty on Net Sales”), until such time as Licensee has paid a total Royalty on Net Sales of Eight Hundred Million Dollars ($800,000,000), following which no further Royalty on Net Sales shall be payable hereunder and Licensee shall have a fully paid, royalty-free, [***] license under the Licensed Technology to Exploit Licensed Products in the Field and in the Licensed Territory. Payments under this Section 5.1.2 shall be due within [***] of the end of [***].

5.1.3
Offset for Third Party [***].

On a Licensed Product-by-Licensed Product and country-by-country basis, in the event that Licensee is required to pay royalties to a third party for licenses to intellectual property rights entered into by Licensee to avoid infringement of such rights by the Exploitation of a Licensed Product in a country, then Licensee may deduct the amount of any such third party [***] from any Royalty on Net Sales due to Licensor under Section 5.1.2 in such country, provided that notwithstanding anything set forth in this Agreement to the contrary, in no event shall the Royalty on Net Sales under Section 5.1.2 otherwise due to Licensor for such Licensed Product in such country be less than [***] of the percentage set forth in Section 5.1.2 of Exhibit A.

5.1.4
No Multiple Royalties.

For the avoidance of doubt, no multiple Royalties on Net Sales will be required to be paid because a Licensed Product or its manufacture, use, sale or importation is covered by more than one (1) Valid Claim.

5.2.
Late Payments. Any payments by Licensee that are not paid on or before the due date under this Agreement shall bear interest, to the extent permitted by law, at [***]. If any such late payment is not remedied within [***], such failure shall be deemed a material breach of this Agreement. In such case, Licensor shall have the right to pursue available remedies, including the right to terminate this Agreement. This Section 5.2 shall not limit any other remedies available to either Party under this Agreement or at law or in equity.
5.3.
Records and Reports. Within [***] commencing with the [***] in which the First Commercial Sale of any Licensed Product is made anywhere in the Licensed Territory, Licensee shall provide Licensor with a report containing the following information for the applicable [***], on a Licensed Product basis: (a) the amount of Net Sales in the Territory; (b) calculation of Net Sales in the Licensed Territory showing deductions provided for in the definition of “Net Sales”; (c) a calculation of the royalty payment due on such Net Sales; and (iv) the exchange rate for such country. For the purpose of converting any local currency into U.S. dollars to determine any amounts payable under this Agreement, the rate of exchange to be applied shall be [***]. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay in U.S. dollars all amounts due to Licensor pursuant to this Agreement with respect to Net Sales by Licensee and its Affiliates and Sublicensees for such [***]. All payments due to Licensor hereunder shall be made in U.S. dollars by wire transfer of immediately available funds into an account designated by Licensor.
5.4.
Audit and Inspection Rights. Licensee and its Affiliates and Sublicensees will maintain records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of royalty payments made by Licensee under this Agreement. Upon reasonable prior notice, the records of Licensee and its

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Affiliates shall be available during regular business hours (without undue disruption of Licensee’s or its Affiliate’s business) for a period of [***] from the end of the calendar year to which they pertain for examination by a nationally recognized independent accountant selected by Licensor and reasonably acceptable to Licensee or its Affiliate, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensee pursuant to this Agreement. Any such auditor shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee or the amount of payments due by Licensee to Licensor under this Agreement. Licensor shall provide Licensee with a copy of the accountant’s report. Licensor shall have the right, [***] per [***], to request that Licensee exercise its audit rights with respect to any Sublicensee. If Licensee has already exercised its audit rights with respect to the subject Sublicensee for the relevant calendar year, then Licensor shall have the right to request that Licensee share the results of such audit with Licensor. Licensor shall bear the full cost of any such audit.
5.5.
Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by a Party to the other Party under this Agreement. To the extent either Party is required to deduct and withhold taxes on any payment to the other Party, such Party shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes. Each Party shall use reasonable efforts to provide the other Party with any tax forms that may be reasonably necessary in order for the other Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Section 6
Representations, Warranties and Covenants

6.1.
Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that, as of the Effective Date:
6.1.1.
Licensor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.
6.1.2.
Licensor is the sole and exclusive owner of the Licensed Technology.
6.1.3.
The execution of this Agreement and performance of Licensor’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensor or any Affiliate of Licensor to any third party.
6.1.4.
There is no action, suit, proceeding or investigation pending or, to Licensor’s and its Affiliates’ knowledge, currently threatened orally or in writing against or affecting Licensor or any Affiliate thereof that questions the validity of this Agreement or the right of Licensor to enter into this Agreement or consummate the transactions contemplated hereby and, to Licensor’s and its Affiliates’ knowledge, there is no basis for the foregoing.
6.1.5.
No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority, or any third party, on the part of Licensor or any Affiliate thereof is required in connection with its execution, delivery and performance of

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this Agreement.
6.1.6.
Licensor has the right to grant the licenses and rights that it purports to grant under this Agreement and has not granted to any third party any license or other right that conflicts with the licenses and rights granted under this Agreement.
6.1.7.
To the best of Licensor’s and its Affiliates’ knowledge, the issued and unexpired claims included in the Licensed Patents existing as of the Effective Date are valid and enforceable.
6.1.8.
No reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or, to the best of Licensor’s and its Affiliates’ knowledge, threatened with respect to any Licensed Patent as of the Effective Date.
6.1.9.
Other than the Licensed Patents set forth on Exhibit B, neither Licensor nor any of its Affiliates owns or controls any Patents necessary or useful for or that would be infringed by, the manufacture, use, sale, offering for sale or import of Licensed Products in the Licensed Territory.
6.1.10.
None of Licensor or any of its Affiliates has received written notice from any third party claiming that the manufacture, use, sale, offer for sale or import of any Licensed Product infringes, misappropriates or violates, or would infringe, misappropriate or violate the patent or other intellectual property rights of any third party as of the Effective Date.
6.1.11.
There are no claims, judgments, liens, encumbrances, or settlements against Licensor or any of its Affiliates with respect to the Licensed Technology, and none of Licensor or any of its Affiliates is a party to any legal action, suit or proceeding relating to the Licensed Technology as of the Effective Date.
6.1.12.
None of Licensor or its Affiliates has received any communication from any third party, including any Regulatory Authority or other governmental authority, threatening any action, suit or proceeding which would be reasonably expected to adversely affect or restrict the ability of Licensor to consummate the transactions or perform its obligations contemplated under this Agreement as of the Effective Date.
6.1.13.
None of Licensor or its Affiliates has employed, or otherwise used in any capacity, the services of any individual or entity debarred or disqualified under Applicable Laws.
6.1.14.
None of Licensor’s or its Affiliates’ research or development of the Licensed Technology, manufacture of Licensed Products, or research leading to the inventions Covered by a Valid Claim of the Licensed Patents was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.
6.2.
Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor that, as of the Effective Date:
6.2.1.
Licensee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.
6.2.2.
The execution and performance of Licensee’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.
6.2.3.
None of Licensee or its Affiliates have employed, or otherwise used in any capacity, the services of any individual or entity debarred or disqualified under Applicable Laws.

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6.2.4.
No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority, or any third party, on the part of Licensee or any Affiliate thereof is required in connection with its execution and delivery of this Agreement.
6.3.
Disclaimer.

Except as expressly provided in Section 6.1, nothing in this Agreement will be construed as:

6.3.1.
a warranty or representation by Licensor as to the validity or scope of any of the Licensed Technology;
6.3.2.
a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Technology, will or will not infringe patents of third parties; or
6.3.3.
an obligation of Licensor to bring or prosecute actions or suits against third parties for infringement of Licensed Patents or misappropriation of Licensed Know-How.

Section 7
Term and Termination

7.1.
Term. The term of this Agreement will commence on the Effective Date, and will continue until the date that this Agreement is terminated in its entirety under the provisions of this Section 7 or by the mutual written agreement of the Parties (the period from the Effective Date until such termination, the “Term”).
7.2.
Termination by Either Party. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within [***] after written notice thereof is delivered to the defaulting or breaching Party, or in the case of a breach (other than a breach of a Party’s payment obligation) that cannot be cured within [***], within a reasonable period not exceeding [***] after written notice thereof is delivered to the defaulting or breaching Party, so long as the breaching Party is making a good faith effort to cure such default or breach of this Agreement.
7.3.
Termination by Licensor. Licensor may, at its option, terminate this Agreement effective upon [***] written notice to Licensee if Licensee (i) files for protection under bankruptcy laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over its property; (iv) files a petition under any bankruptcy or insolvency act or has any such petition filed against it, which is not discharged within [***] of the filing thereof; or (v) is unable to pay its debts as they become due in the ordinary course of business. Nothing in this Section 7.2 shall prohibit Licensor from pursuing any other remedies at law which it may have in connection with Licensee’s uncured material breach.
7.4.
Termination by Licensee. Licensee may, at its option, terminate this Agreement, effective upon [***] written notice to Licensor if Licensor (i) files for protection under bankruptcy laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over its property; (iv) files a petition under any bankruptcy or insolvency act or has any such petition filed against it, which is not discharged within [***] of the filing thereof; or (v) is unable to pay its debts as they become due in the ordinary course of business. Nothing in the foregoing subsections of this Section 7 shall prohibit Licensee from pursuing any other remedies at law which it may have in connection with Licensor’s uncured material breach.
7.5.
Effects of Termination.
7.5.1.
Termination of License.

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Upon a termination (but not upon an expiration) of this Agreement for any reason, Licensee’s rights to the Licensed Technology which have been granted hereunder will terminate, and all rights in the Licensed Technology will revert back to Licensor, and (a) each Party, in its capacity as a receiving Party of the other Party’s Confidential Information, shall promptly return to such other Party or, if requested by such other Party, destroy all Confidential Information, including information and materials related to the Licensed Products, supplied by such other Party, and certify to the destruction in writing within [***] of the termination, and (b) Licensee hereby grants to Licensor an option, exercisable by Licensor upon written notice to Licensee delivered within [***] of such termination, to negotiate in good faith the right and license (with the right to grant sublicense) to use, in and outside of the Licensed Territory, [***]. In addition, any amounts properly owed to Licensor hereunder that Licensee has paid will not be refunded. Subject at all times to Licensee’s continuing compliance with the terms of this Agreement, for a period of [***] following the termination of this Agreement (the “Sell-Off Period”), Licensee shall have the right to sell off its inventory of finished Licensed Product then in Licensee’s, its Affiliates’ or Sublicensees’ possession. Following the Sell-Off Period, upon Licensor’s request, Licensee shall promptly destroy all unsold Licensed Products.

7.5.2.
Effect on Sublicenses.

In the event that this Agreement is terminated for any reason by Licensor in accordance with Sections 7.2 or 7.3 [***], provided that the Licensor is provided a copy of such sublicense agreement and all amendments thereto within a reasonable amount of time following such termination and the Sublicensee agrees in a writing delivered to Licensor within [***] of such termination that (i) Licensor is entitled to enforce all relevant provisions of this Agreement directly against such Sublicensee, and (ii) Licensor shall not assume any obligations to such Sublicensee in excess of those obligations corresponding to, and consistent with, those of Licensor set forth in this Agreement with respect to the applicable rights of such Sublicensee to Licensed Technology. Subject to this Section 7.5.2, an expiration of this Agreement shall have no effect on sublicenses.

7.5.3.
Accrued Obligations.

Expiration or termination of this Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination. Upon expiration or termination of this Agreement for any reason, any unpaid amounts payable to Licensor shall become immediately due, and payment thereof shall remain an ongoing obligation of Licensee until such amount is paid in full.

7.5.4.
Survival.

Upon expiration or termination of this Agreement, Sections 2.3, 6.3, 7.5, and 8.5, and Section 9 through and including Section 11 will, with related definitions, survive and remain in full force and effect.

Section 8
Protection of Intellectual Property Rights

8.1.
Patent Prosecution. During the Term, Licensee will be responsible for preparing, filing, prosecuting and maintaining all patent applications and patents included in the Licensed Patents in the Licensed Territory. For the sake of clarity, as used herein the term “prosecution” shall include interference, opposition, derivation, re-examination, ex partes review, inter partes review, or any other administrative proceedings in connection with the Licensed Patents. Licensee shall (a) select patent counsel to conduct such activities regarding the Licensed Patents and (b) provide Licensor with a reasonable opportunity to comment thereon and will reasonably consider in good faith such comments. Should Licensee decide that it is not interested in maintaining a particular Licensed Patent in the Licensed Territory, it will promptly advise Licensor in writing, and Licensor will have the right, but not the obligation, to assume such maintenance responsibilities in the Licensed Territory [***]. If Licensor desires to assume such

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maintenance responsibilities of any such Licensed Patent in the Licensed Territory pursuant to the immediately preceding sentence, then Licensee will not so fail to maintain such Licensed Patents if Licensor advises Licensee, within [***] of Licensor’s receipt of notice of Licensee’s intention not to maintain the applicable Licensed Patents in the Licensed Territory, that Licensor desires to assume maintenance of the applicable Licensed Patents. [***].
8.2.
Enforcement of Licensed Patents.
8.2.1.
Notice. Each Party will promptly report in writing to the other Party of any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware.
8.2.2.
Competitive Infringement of Licensed Patents by Third Parties.
8.2.2.1.
In the case of any Competitive Infringement in the Licensed Territory by any third party, Licensee will have the first right, but not the obligation, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent, or to defend the Licensed Patent in any declaratory judgment action brought by third party(ies) which alleges the invalidity, unenforceability or non-infringement of the Licensed Patent in the Licensed Territory.
8.2.2.2.
If Licensee does not, within a reasonable period after becoming aware of Competitive Infringement of the Licensed Patents in the Licensed Territory, but in any event no less than [***], (i) initiate legal proceedings against such threatened or actual Competitive Infringement, or defend legal proceedings brought by a third party, as provided in Section 8.2.2.1 above, or (ii) take other reasonable steps to cause such Competitive Infringement to terminate (for example, by initiating licensing discussions), Licensor may deliver written notice to Licensee that it intends to take action to cause such Competitive Infringement to terminate, and Licensor may take such action as it deems reasonably necessary to enforce its rights in the Licensed Patents in the Licensed Territory, including, without limitation, to bring, [***], an infringement action or file any other appropriate action or claim related to such Competitive Infringement against such third party.
8.2.2.3.
For any action or proceeding brought by a Party under this Section 8.2.2 (the “Initiating Party”), regardless of which Party brings such action or proceeding, the other Party (the “Non-Initiating Party”) shall cooperate reasonably in any such effort, [***], and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, [***], in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, [***] with its own counsel, have the right to observe and provide comments with respect to any action brought by the Initiating Party under this Section 8.2.2 (which comments the Initiating Party shall consider in good faith but be under no obligation to incorporate). Neither Party may settle an action or proceeding brought under this Section 8.2.2 in a manner that, or knowingly take any other action in the course thereof that, (i) imposes any monetary restriction or obligation on or admits fault of the other Party or (ii) adversely affects the value, scope or validity of, or otherwise adversely affects the other Party’s rights under this Agreement to as applicable, any Patents within the Licensed Patents, without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
8.2.2.4.
Any recovery realized as a result of any litigation under this Section 8.2.2 (including, for greater certainty, [***], as applicable, will [***].
8.3.
Improvement Patents. Licensor will promptly disclose to Licensee during the Term any material Improvements and related Improvement Patents that are reasonably necessary or useful for the development, manufacture of commercialization of the Licensed Products(s) in the Field and in the Licensed Territory, and Licensee and the Licensor agree to promptly to update Exhibit C upon written

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request by either Party from time to time, to reflect the inclusion of any Improvement Patents.
8.4.
Infringement of Third-Party Rights. Each Party will promptly notify the other Party in writing of any notice or claim of any allegation of infringement or commencement against it of any suit or action for infringement of a third-party patent based upon or arising from actions taken under the licenses granted in this Agreement (“Third-Party Infringement Claim”). If such Third-Party Infringement Claim is alleged or commenced against Licensee, Licensee will have the sole right to defend and settle such Third-Party Infringement Claim, and Licensee will not be obligated to enter into negotiations with such third party to obtain rights for either Licensee or Licensor under the third-party patent. If such Third-Party Infringement Claim is alleged or commenced against Licensor, Licensee will have the first right, but not the obligation, to defend and settle such Third-Party Infringement Claim, provided, however, that Licensee will not be obligated to enter into negotiations with such third party to obtain rights for Licensor under the third-party patent. With respect to any such defense by Licensee of a Third-Party Infringement Claim alleged or commenced against Licensor, Licensee will not make any settlements of such Third-Party Infringement Claim that would materially adversely affect Licensor’s rights or interests in the Licensed Technology without first obtaining Licensor’s prior written consent. If Licensee opts not to defend or settle such Third-Party Infringement Claim alleged or commenced against Licensor, Licensee will notify Licensor of such decision and, [***], Licensor will have the right to undertake the defense or settlement of such Third-Party Infringement Claim. In all cases, the Parties shall cooperate in good faith and provide reasonable assistance in connection with the defense of any such Third-Party Infringement Claim.
8.5.
Confidential Information.
8.5.1.
Each Party will maintain the Confidential Information of the other Party in strict confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or with the express written consent of the Party who provided such Confidential Information. Each Party will maintain the confidentiality of the other Party’s confidential information using methods and practices that are substantially similar to those that the receiving Party uses to maintain the

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confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will disclose or grant access to the Confidential Information to only those of its employees and agents as reasonably necessary or useful to exercise its rights or perform its obligations under this Agreement and such employees and agents will have entered into non-disclosure agreements, or be bound by professional obligations of confidentiality, no less protective of the disclosing party’s Confidential Information than those set forth in this Section 8.5 and the receiving Party shall be liable to the disclosing Party for any breach of such employees and agents' confidentiality obligations.

8.5.2.
Notwithstanding the foregoing, a receiving Party may disclose Confidential Information of the disclosing Party to:
8.5.2.1.
its Affiliates, and to its and their directors, employees, consultants, contractors, attorneys, advisors and agents, in each case who have a specific need to know such Confidential Information in connection with an activity under or relating to this Agreement and who are bound in writing by obligations of confidentiality and restrictions on use at least as stringent as those herein, and the receiving Party shall be liable to the disclosing Party for any breach of such employees and agents' confidentiality obligations;
8.5.2.2.
any bona fide actual or prospective collaborators who are under written obligations of confidentiality and non-use at least as stringent as those herein, to the extent reasonably necessary to enable such actual or prospective collaborators to (i) determine their interest in collaborating with the receiving Party on the development and/or commercialization of Licensed Products and (ii) engage in such a collaboration, and the receiving Party shall be liable to the disclosing Party for any breach of such employees and agents' confidentiality obligations;
8.5.2.3.
governmental authorities in connection with filing, prosecuting, or maintaining patent rights as permitted by this Agreement;
8.5.2.4.
Regulatory Authorities in connection with regulatory filings for Products that the receiving Party has a license or right to develop hereunder in a given country or jurisdiction;
8.5.2.5.
the extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving Party to obtain or maintain government clearance or approval to market a subject Licensed Product; provided, however, that, (i) to the extent permissible and practicable, the receiving Party required to make such disclosure shall give the disclosing Party reasonable advance notice of such disclosure requirement and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, or, where it is impracticable or illegal to give an advance notice, the Party required to make such disclosure shall give the disclosing Party reasonable notice promptly after such required disclosure; (ii) the Party required to make such disclosure shall disclose only that portion of the Confidential Information legally required to be disclosed; (iii) the Party required to make such disclosure shall use reasonable efforts to secure confidential treatment of such Confidential Information; and
8.5.2.6.
to any [***]; provided, however, in any such case said Party shall first obtain a written obligation of confidentiality no less stringent than that imposed in this Section 8.5 from the [***].
8.5.3.
Any information disclosed pursuant to Section 8.5.2 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Section 8.5.2.3.

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8.6.
Use of Names. Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, or use the name of any staff member or employee of the other Party or any trademark, service mark, trade name, symbol or logo that is associated with the other Party, without the other Party’s prior written consent. Notwithstanding the foregoing, and for the avoidance of doubt, without the consent of the other Party either Party may comply with disclosure requirements of all Applicable Laws relating to its business, including, without limitation, United States and state securities laws. During the Term, and with the prior written consent of the other Party, each Party may include the other Party’s name, logo, and a brief description of such other Party on said Party’s website and such other Party hereby consents to such inclusion of its name, logo, and a brief description on said Party’s website; provided, however, that either Party shall have the right to revoke such consent at any time and for any reason, and promptly following written notice of such revocation, and in any event within [***], the posting Party shall remove the other Party’s name, logo, and description from the posting Party’s website.
8.7.
Press Releases. The Parties shall mutually agree upon the timing and content of any press releases or other public announcement relating to this Agreement and the transactions and/or activities contemplated herein.
8.8.
Affiliates and Sublicensees. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, each Party’s Affiliates and Licensee’s Sublicensees may exercise such Party’s rights under this Section 8.

Section 9
Indemnification; Insurance

9.1.
Indemnification by Licensee. Licensee will indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all suits, actions, claims, proceedings, in each case brought by a third party (each, a “Claim”) and the resulting liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and attorneys’ fees) (“Losses”) to the extent arising out of Licensee’s or, as applicable Licensee’s Affiliate’s or Sublicensee’s:

(a) gross negligence or intentional misconduct, (b) failure to comply with Applicable Laws, or (c) Licensee’s, its Affiliates’ or Sublicensee’s Exploitation of Licensed Product in the Licensed Territory or the exercise of the licenses granted under this Agreement, including the production, manufacture, sale, use, lease, consumption, administration, shipping, storage, transfer, advertisement, analysis, measurement, description, or characterization of the Licensed Technology, or Licensed Products, or any activity arising from or in connection with any right or obligation of Licensee hereunder, except in each case (a) through

(c) to the extent resulting from a Licensor Indemnitee’s (i) gross negligence or intentional misconduct; (ii) failure to comply with Applicable Law; (iii) Exploitation of the Licensed Technology; or (iv) breach of this Agreement.

9.2.
Indemnification by Licensor. Licensor will indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees, any contractors of the foregoing, and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a

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“Licensee Indemnitee”) against any Claims and Losses to the extent arising out of Licensor’s or its Affiliate’s: (a) gross negligence or intentional misconduct; (b) failure to comply with Applicable Laws; or (c) Exploitation of the Licensed Technology; except in each case (a) through (c) to the extent resulting from a Licensee Indemnitee’s (i) gross negligence or intentional misconduct; (ii) failure to comply with Applicable Law; (iii) Exploitation of the Licensed Technology; or (iv) breach of this Agreement.

9.3.
Indemnification Procedure. Each Party’s agreement to indemnify, defend, and hold harmless under Section 9.1 or 9.2, as applicable, is conditioned upon the indemnified Party (a) providing written notice to the indemnifying Party of any Claim as soon as reasonably possible, and in any event no later than within [***], (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such Claim, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim, and (d) not compromising, settling, or entering into any voluntary disposition of any such Claim without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any Claim in any manner that admits material fault or wrongdoing on the part of the indemnified Party or incurs non-indemnified liability on the part of the indemnified Party without the prior written consent of the indemnified Party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which (i) imposes any monetary restriction or obligation on or admits fault of the other Party or (ii) adversely affects the other Party’s rights under this Agreement, without such other Party’s prior written consent.
9.4.
Insurance. Licensee shall maintain in full force and effect during the Term, worker’s compensation, general liability and professional liability, clinical trial liability, and product liability insurance coverage, all in such amounts as are customary in the life sciences and pharmaceutical industries.

Section 10
Alternative Dispute Resolution

10.1.
Negotiation. In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Agreement (or the performance of any obligations hereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, each Party being represented by an executive officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not mutually agree upon a decision within [***], each of the Parties shall be free to exercise the remedies available to it under Section 10.2. Each Party may extend the period of time for negotiation among the Representatives for an additional period of [***] on [***].
10.2.
Submission to Arbitration. If the Parties are unable to resolve such dispute pursuant to Section 10.1, either Party may submit the dispute to binding arbitration (without any recourse to the federal or state courts except to enforce any arbitral award or, within [***], to appeal such final decision based solely on a claim that the Arbitrator engaged in gross misconduct or made a material error or miscalculation in his or her decision) under the International Chamber of Commerce Rules (with the option to use ICC Expedited Procedures by mutual agreement of the Parties) then in force (except as expressly modified below). The number of arbitrators (“Arbitrator”) shall be three (3). Each Party shall name one (1) Arbitrator, and the two (2) Arbitrators so named shall name the third Arbitrator, who shall act as chairman. The seat or legal place of arbitration shall be [***], and the language to be used in the arbitration shall be English. The arbitral result is final and binding to both Parties. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the Party seeking enforcement of the arbitral result shall be entitled

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to an award of all costs, fees, and expenses, including reasonable attorney’s fees, to be paid by the Party against whom enforcement is ordered, including reasonable attorney’s fees.
10.3.
Conduct of Arbitration. The Arbitrator shall be required to (a) follow the substantive rules of New York State or Federal law, as applicable, (b) require all testimony to be transcribed, and (c) accompany his or her award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than [***], which may be extended once by mutual agreement of the Parties, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a Party. The Arbitrator shall have no power or authority to (i) add to or detract from the written agreement of the Parties set forth herein, (ii) materially alter the express terms of this Agreement, or (iii) address or resolve any issue not submitted by the Parties. The Arbitrator shall hold proceedings during a period of no longer than [***], and the Arbitrator shall render a final decision within [***]. The Arbitrator shall have the power to reasonably interpret any ambiguous provisions of the Agreement in good faith, and to grant injunctive relief (without the necessity of a Party posting a bond) in the event a Party has violated the confidentiality provisions set forth in this Agreement, but shall have no power to award punitive and/or exemplary damages in the event of a breach, provided, however, that nothing in this Agreement will operate to prevent a Party from seeking injunctive relief in a court of competent jurisdiction. In the event of any conflict between the commercial arbitration rules then in effect and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
10.4.
Interim Relief. Either Party may, without waiving any remedy under this Agreement, apply to the Arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights regarding the Intellectual Property of that Party pending the arbitration award. The Arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.
10.5.
Cost of Arbitration. Each Party shall share in the actual and direct costs of the engagement of the Arbitrator, but the prevailing Party in the arbitration shall be reimbursed by the non-prevailing Party for the prevailing Party’s fees and costs of arbitration (e.g., the costs, fees and expenses of outside experts and counsel retained by the prevailing Party). If one Party is not deemed by the Arbitrator to be the primary prevailing Party, then each Party will pay its own costs, fees and expenses (including attorneys’ fees) and an equal share of the Arbitrator’s fees and any administrative fees of arbitration.
10.6.
Excluded Claims. Notwithstanding anything to the contrary herein, nothing in this Section 10 shall preclude a Party from seeking injunctive relief or specific performance in a court of competent jurisdiction. Unless otherwise mutually agreed upon by the Parties in writing, any Excluded Claims shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in New York, or, if mutually agreed by the Parties, another mutually acceptable jurisdiction. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, however, that either Party may raise a good faith objection based on forum non conveniens to request a transfer of venue to a more convenient court. A final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert any claim that such court lacks jurisdiction over such litigation, except as provided above. As used in this Section 10.66, the term “Excluded Claim” means a dispute, controversy or claim that concerns: (w) the

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scope, construction, validity or infringement of a patent, trademark or copyright; or (x) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.7.
Confidentiality. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of both Parties, except to its directors, officers and investors. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

Section 11
Miscellaneous

11.1.
Compliance with Law. In connection with its Exploitation of Licensed Products, Licensee agrees to comply with all Applicable Laws. Without limiting the foregoing, by entering into this Agreement, the Parties specifically intend to comply with all Applicable Laws pertaining to Licensed Products, including, without limitation (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn); (iii) foreign trade law, regulations on the administration of technology import and export, export control law; (iv) cybersecurity law, data security law, personal information protection law; (v) GCP, GMP, GSP, their relative rules and regulations, and the revisions thereof. Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.
11.2.
Assignment. This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Licensee may not transfer or assign this Agreement without the prior written consent of Licensor, except that Licensee may transfer or assign this Agreement without the prior written consent of Licensor in the event that a third party (the “Acquiring Party”) acquires all or substantially all of Licensee’s business, capital stock or assets, whether by sale, merger, change of control, operation of law or otherwise (an “Acquisition”). Upon an Acquisition, the rights granted to Licensee under this Agreement pertaining to any and all Licensed Products shall inure to the benefit of the Acquiring Party. For the avoidance of doubt, in the event of an Acquisition, the Acquiring Party will be responsible for all payments and other obligations set forth in this Agreement, including, but not limited to, all payments set forth herein, and any obligations that matured prior to the Acquisition date. Upon an Acquisition, any unpaid portion of any deferred payments payable to Licensor hereunder shall remain an ongoing obligation of the Acquiring Party until such amount is paid in full. For the avoidance of doubt, an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Licensee or any successor, indebtedness of Licensor is cancelled or converted or any combination thereof. Any attempted assignment in contravention of this Section 11.2 will be null and void.
11.3.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter thereof and supersedes all previous agreements, negotiations, commitments, and writings with respect to such subject matter. Neither Party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.
11.4.
Amendment. No amendment, modification or supplement of any provision of this Agreement and Exhibit(s) will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

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11.5.
Notices. Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 11.5; provided, however, that any notice of change of address will be effective only upon actual receipt.

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If to Licensor:

Novatim Immune Therapeutics (Zhejiang) Co., Ltd.
Building 5, Lane 908, Ziping Road, Pudong New Area,
Shanghai 201321, PRC
Attn: [***]

If to Licensee:

Erigen LLC
1035 Cambridge Street, Suite 17B
Cambridge, MA 02141
Attn: [***]

with copy (which shall not constitute notice) to:

[***]
[***]
[***]
[***]

11.6.
Governing Law.
11.6.1.
The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the State of New York, and with respect to matters involving patents, the United States Patent Act, as to copyright matters, the United States Copyright Act, and as to trademark matters, the United States Trademark Act, each as amended from time to time. The Parties agree that the arbitration shall be seated in [***] under ICC rules. Any award rendered by the Arbitrators shall be final, conclusive and binding upon the Parties to this Agreement. The Parties agree that the arbitration judgement and award may be entered and enforced in all relevant jurisdictions.
11.6.2.
If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant

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law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under Applicable Law.

11.7.
Descriptive Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
11.8.
Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, Licensor shall not be deemed an Affiliate of Licensee, and Licensee shall not be deemed an Affiliate of Licensor.
11.9.
Severability. The illegality or partial illegality of any provision of this Agreement will not affect the validity of the remainder of the Agreement, or any provision thereof, and the illegality or partial illegality of any provision of this Agreement will not affect the validity of the Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes the Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein. Moreover, in the event that a court of competent jurisdiction determines that any provision of this Agreement is illegal or partially illegal, then it is the intention of the Parties that such provision be modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties.
11.10.
Waiver of Compliance. The failure of either Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of the Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.
11.11.
Counterparts. This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.
11.12.
Authority. The persons signing on behalf of Licensor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.
11.13.
Non-Solicitation. [***], neither Party shall, without the prior written consent of the other

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Party, directly or indirectly solicit for employment any employee of the other Party or any of its Affiliates or subsidiaries, or any person who has terminated his or her employment with the other Party or any of its Affiliates or subsidiaries within the previous [***] prior to any purported solicitation; provided, however, the foregoing will not [***]. [***].

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11.14.
Force Majeure. Neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, acts of terrorism, endemic, pandemic, and the results related to such acts, compliance with the laws of various states/countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material (“Force Majeure Event”). Notwithstanding the above, should the event of Force Majeure last for more than [***], the other Party shall be entitled to terminate this Agreement effective upon giving written notice to the Party affected by the Force Majeure Event.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive License and Collaboration Agreement as of the Effective Date.

NOVATIM IMMUNE THERAPEUTICS (ZHEJIANG) CO., LTD. (LICENSOR)

By: /s/ Guoxiang Wu
Name: Guoxiang Wu

Title: CEO & Chairman

ERIGEN LLC (LICENSEE)

By: /s/ Matthew Angel, Ph.D.
Name: Matthew Angel, Ph.D.

Title: Manager

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Exhibit A

Financial Terms

[***]

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Exhibit B

Licensed Patents

[***]

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Exhibit C

Improvement Patents

[To be added during the Term]

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